Exhibit 8.1

SUBSIDIARIES OF HORIZON QUANTUM HOLDINGS .

Name	Jurisdiction
Horizon Quantum Computing Pte. Ltd.	Singapore
dMY Squared Technology Group, Inc.	Massachusetts